Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Symbotic Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Secondary Offering: Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”)	457(c)	554,976,653(3)	$14.72	$8,169,256,332.16	.0000927	$757,290.06

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$8,169,256,332.16		$757,290.06

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$757,290.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $14.72, which is the average of the high and low prices of the Class A Common Stock on June 24, 2022 on the Nasdaq Global Market, which date is within five business days prior to filing this Registration Statement.

(3)

Consists of (i) 46,124,000 shares of Class A Common Stock outstanding on the date of this prospectus, (ii) 3,616,000 shares of Class A Common Stock subject to vesting and (iii) 505,236,653 shares of Class A Common Stock issuable in exchange for units of New Symbotic Holdings (as defined herein) pursuant to the terms of the New Symbotic Holding LLC Agreement (as defined herein) (including Earnout Interests (as defined herein) to which such unitholders may be entitled and unvested warrant units).